Exhibit 10.2

POLARIS INDUSTRIES INC.
NONQUALIFIED STOCK OPTION AGREEMENT

Participant: _________________	SSN: _______________

Polaris Industries Inc. (the “Company”), pursuant to its 2007 Omnibus Incentive Plan (As Amended and Restated April 28, 2011) (the “Plan”), hereby grants to you, the Participant named above, an Option to purchase from the Company up to the number of shares of the Company’s common stock (the “Common Stock”) set forth in the table below at the per share Option Price set forth in the table below.  The terms and conditions of this Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document which is attached.  Unless the context indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Number of shares of Common Stock subject to the Option:	__________
Grant Date:	__________
Option Price per share:	$_________
Vesting and Exercise Schedule:	Date _______________ _______________	Portion of Shares as to Which Option Becomes Vested and Exercisable 50% 50%
Expiration Date:	Close of business on _____________

All terms, provisions and conditions applicable to the Option set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase the shares of Common Stock pursuant to this Option.

Agreed: _______________________________ Participant Attachment: Option Terms and Conditions	POLARIS INDUSTRIES INC. Michael W. Malone Vice President-Finance and Chief Financial Officer

Polaris Industries Inc.
2007 Omnibus Incentive Plan
(As Amended and Restated April 28, 2011)
Nonqualified Stock Option Agreement

Option Terms and Conditions

1.
Nonqualified Stock Option.  This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.  The Option Price equals the Fair Market Value of a share of Common Stock as of the Grant Date.

2.
Vesting and Exercise Schedule.  Subject to Section 4 of this Agreement, this Option will vest and become exercisable as to the number of shares of Common Stock (“Shares”) and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement.  The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not terminated, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

Notwithstanding the foregoing, this Option will vest in full and become immediately exercisable upon a Change in Control of the Company that occurs during the term of this Option.  Vesting and exercisability of this Option may also be accelerated during the term of the Option under the circumstances described in Section 6 of this Agreement, and at the discretion of the Committee in accordance with Section 3.2 of the Plan.

3.	Termination. This Option will terminate and will no longer be exercisable on the earliest of:

(a)	The Expiration Date specified on the cover page of this Agreement;

(b)	Upon termination of your employment with or provision of services to the Company and its Affiliates for Cause;

(c)
Upon the expiration of any applicable period specified in Section 6 of this Agreement or Article 11 of the Plan during which this Option may be exercised after termination of your employment with or provision of services to the Company and its Affiliates; or

(d)	The date (if any) fixed for termination or cancellation of this Option pursuant to Article 11 of the Plan.

4.
Service Requirement.  Except as otherwise provided in Section 6 of this Agreement and Section 11.1(d) of the Plan, this Option may be exercised only while you continue to provide service to the Company or any Affiliate in the capacity of Employee, Nonemployee Director or Third-Party Service Provider, and only if you have continuously provided such service since the date this Option was granted.

5.
Exercise of Option.  Subject to Sections 6 and 7 of this Agreement, you may exercise the vested and exercisable portion of this Option in whole or in part by delivering a written or electronic notice of exercise to the Company or its designated agent (which written or electronic notice must be in a form approved by the Committee stating the number of Shares to be purchased, the method of payment of the aggregate Option Price and directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Committee may approve.  If you are not the person exercising this Option, the person exercising the Option must also submit appropriate proof of his or her right to exercise this Option.

If permitted by the Committee at the time of exercise, the Option may also be exercised by providing a notice of exercise to the Company’s third-party stock option administrator (as the Company’s agent) by or through any means permitted by such third-party stock option administrator from time to time, including by providing notice of exercise to the third party administrator by telephone or by using the third party administrator’s Internet web site.  For purposes of this paragraph, “third-party stock option administrator” means E*Trade Financial Corporate Services or, as applicable, any successor designated by the Committee.

6.
Payment of Exercise Price.  When you submit your notice of exercise, you must include payment of the aggregate Option Price of the Shares being purchased through one or a combination of the following methods:

(a)	Cash or its equivalent (including a check payable to the order of the Company);

(b)
To the extent then permitted by the Committee, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

(c)
To the extent then permitted by the Committee, tendering to the Company (either by actual delivery or attestation) unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised; or

(d)
To the extent then permitted by the Committee, by a reduction in the number of Shares to be delivered to you upon exercise, such number of Shares to be withheld having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised.

7.
Withholding Taxes.  The Company will notify you of the amount of any federal, state or local withholding taxes that must be paid in connection with the exercise of the Option.  The Company may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you.  If the full amount of the withholding taxes cannot be recovered in this manner, you must promptly remit the deficiency to the Company upon the receipt of the Company’s notice.  If you wish to satisfy some or all of such withholding taxes by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, you must make such a request in accordance with Section 19.2 of the Plan which shall be subject to approval by the Committee.  Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

8.
Delivery of Shares.  As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and determined that all conditions to exercise, including Section 7 of this Agreement, have been satisfied, it will arrange for the delivery of the Shares being purchased in accordance with the delivery instructions related to such notice of exercise.  The transfer of shares of Common Stock issuable upon the exercise of the Option may be effected on a noncertificated basis if permitted by applicable law and the rules of the stock exchange on which the Shares trade.  The Company will pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith.  Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

9.
Termination of Employment or Other Service.  If your employment by or provision of services to the Company and any of its Affiliates (collectively referred to in this section as “employment”) terminates before the Expiration Date and before the Option has been exercised in full, the following rules apply:

(a)
If your employment terminates for any reason other than disability (within the meaning of Section 22(e)(3) of the Code) (“Disability”), death, or retirement on or after normal retirement age in accordance with the applicable retirement policy of the Company and its Affiliates, then any unvested portion of the Option shall terminate on the date your employment terminates and be of no further force and effect.

(b)
If your employment terminates for any reason other than Disability, death, or retirement on or after normal retirement age or early retirement in accordance with the applicable retirement policy of the Company and its Affiliates, then any vested portion of the Option that has not yet been exercised on the date of termination shall continue to be exercisable for a period of thirty (30) days after such date, but not after the Expiration Date.

(c)
If your employment terminates by reason of early retirement in accordance with the applicable retirement policy of the Company and its Affiliates, then any vested portion of the Option that has not yet been exercised on the date of termination shall continue to be exercisable for a period of three (3) years after such date, but not after the Expiration Date.

(d)
If your employment terminates by reason of your death, then (i) any unvested portion of the Option shall vest immediately and become exercisable in accordance with its terms during the period specified in clause (ii) of this Section 6(d); and (ii) the portion of the Option that has not yet been exercised shall continue to be exercisable for a period of one (1) year following the date of termination of employment, but not after the Expiration Date.

(e)
If your employment terminates by reason of your Disability or retirement on or after normal retirement age in accordance with the applicable retirement policy of the Company and its Affiliates, then (i) any unvested portion of the Option shall vest immediately and become exercisable during the period specified in clause (ii) of this Section 6(e); and (ii) the portion of the Option that has not yet been exercised shall continue to be exercisable for a period of three (3) years following the date of termination of employment, but not after the Expiration Date.

11.
Transfer of Option.  During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option.  You may not assign or transfer this Option other than by will or the laws of descent and distribution.  Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.  Whenever you are referred to in any provision of this Agreement under circumstances where the provision should logically be construed to apply to any permitted transferee of the Option, such references will be deemed to include such person or persons.

12.
Compensation Recovery.  This Award and any shares or cash received in settlement thereof shall be subject to (i) the Company’s Policy Regarding Executive Incentive Compensation Recoupment as in effect from time to time, including any amendments or revisions thereto adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and the rules promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market thereunder; and (ii) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304 or if you knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct which resulted in material noncompliance by the Company with any financial reporting requirement under the securities laws and as a result of which the Company was required to prepare an accounting restatement.

13.
Governing Plan Document.  This Agreement and Option Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

14.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15.
Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 2100 Highway 55, Medina, Minnesota  55340, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

16.
Entire Agreement and Severability. This Agreement and the Plan embody the entire understanding of the parties with respect to this Option Award, and supersede all other oral or written agreements or understandings between you and the Company regarding the subject matter hereof.  Except as otherwise provided in Section 17.4 of the Plan, no change, alteration or modification hereof may adversely affect in any material way your rights under this Agreement without your prior written consent.  If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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